Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262810

GREAT AMERICAN LIFE INSURANCE COMPANY

Mailing Address: P.O. Box 5423, Cincinnati OH 45201-5423

Administrative Office: 301 East Fourth Street, Cincinnati OH 45202

Annuity Services: 1-800-789-6771

INDEX SUMMIT® 6 PRO ANNUITY

Supplement Dated June 13, 2022

to Prospectus Dated May 1, 2022

This supplement is intended to update certain information in the above-referenced prospectus for the Index Summit 6 Pro Annuity (the “Contract”). All other provisions outlined in the prospectus remain unchanged. Unless otherwise indicated, terms used in this supplement have the same meaning as in the Contract prospectus.

In the “Summary” section, the third paragraph of the “Daily Charge” subsection is replaced with the following:

“At the end of a one-year Term during which no withdrawals were made, the Daily Charges through the Term End Date are equal to the Investment Base on the Term Start Date times the annual rate at which the Daily Charge compounds.”

In the “Examples: Impact of Withdrawals on Contract Values and Amounts Realized” section, Example A and Example B are replaced with the following:

Example A: Withdrawal When Index Rising Steadily

This example assumes:

•

you allocate $50,000 to the S&P 500 1-year Term with Cap Strategy, $50,000 to the S&P 500 1-year Term with Participation Rate Strategy, and $50,000 to the S&P 500 6-year Term 10% Buffer with Participation Rate Strategy;

•	the Cap for the initial Term of the S&P 500 1-year Term with Cap Strategy is 10%;

•	the Upside Participation Rate for the initial Term of the S&P 500 1-year Term with Participation Rate Strategy is 75%;

•	the Upside Participation Rate for the Term of the S&P 500 6-year Term 10% Buffer with Participation Rate Strategy is 110%;

•	the S&P 500 is 1000 on the Term start date;

•

you request a $10,000 withdrawal on Day 146 when the Daily Value Percentage is 2.15% for the S&P 500 1-year Term with Cap Strategy, 2.33% for the S&P 500 1-year Term with Participation Rate Strategy, and 10% for the S&P 500 6-year Term 10% Buffer with Participation Rate Strategy;

•	you do not take any other withdrawals during the initial Term;

•

the withdrawal is covered by the Free Withdrawal Allowance and therefore no Early Withdrawal Charges apply (If Early Withdrawal Charges did apply, the amounts realized at the end of the Term would be reduced by both the withdrawal and the amount of the Early Withdrawal Charge); and

•	the S&P 500 is 1130 on the 1-year Term end date and the 6-year Term end date.

Please note that even with a rising Index, the Daily Value Percentage may be negative or lower than the Index rise because the Net Option Price is not equal to the current Index price, and because the Daily Value Percentage calculation subtracts the Amortized Option Cost and Trading Cost from the Net Option Price.

Impact of $10,000 Withdrawal on Day 146 of Term	S&P 500 1-year Term with Cap Strategy	S&P 500 1-year Term with Participation Rate Strategy	S&P 500 6-year Term 10% Buffer with Participation Rate
Investment Base at Term Start	$50,000	$50,000	$50,000
Daily Charges through withdrawal date	$150	$150	$150
Remaining Investment Base	$49,850	$49,850	$49,850
Daily Value Percentage on Withdrawal Date	2.15%	2.33%	10%
Dollar Amount of Increase on Withdrawal Date	$49,850 x .0215 = $1,072	$49,850 x .0233 = $1,162	$49,850 x .10 = $4,985
Strategy Value before Withdrawal	$49,850 + $1,072 = $50,922	$49,850 + $1,162 = $51,012	$49,850 + $4,985 = $54,835
Amount Withdrawn*	$4,996	$5,004	$0
Withdrawal as Percentage of Strategy Value	$4,996 / $50,922 = 9.81%	$5,004 / $51,012 = 9.81%	$0 / $54,835 = 0%
Proportional Reduction in Investment Base	$49,850 x .0981 = $4,890	$49,850 x .0981 = $4,890	$49,850 x 0= $0

Investment Base after Withdrawal	$49,850 - $4,890 = $44,959	$49,850 - $4,890 = $44,959	$49,850 - $0 = $49,850
Value at End of Term
Investment Base after Withdrawal	$44,959	$44,959	$49,850
Daily Charges From Withdrawal Date to Term End	$203	$203	$2,058
Remaining Investment Base	$44,757	$44,757	$47,792
Index at Term Start	1000	1000	1000
Index at Term End	1130	1130	1130
Rise in Index	13%	13%	13%
Cap	10%	n/a	n/a
Upside Participation Rate	n/a	75%	110%
Increase as a Percentage	10%	13% x 75% = 9.75%	13% x 110% = 14.3%
Dollar Amount of Increase	$44,757 x .10 = $4,476	$44,757 x .0975 = $4,364	$47,792 x .143 = $6,834
Strategy Value at Term End	$44,757 + $4,476 = $49,232	$44,757 + $4,364 = $49,120	$47,792 + $6,834 = $54,626

*

Note: The withdrawal is taken proportionally from Indexed Strategies having the shortest Term, based on the ratio of that Strategy’s value to the total value of all Indexed Strategies having the shortest Term immediately before the withdrawal. In this example, the total value of all Indexed Strategies with 1-year Terms immediately before the withdrawal was $101,934 ($50,922 + $51,012). The S&P 500 1-year Term with Cap Strategy value was 49.96% of that total value ($50,922 / $101,934 = 49.96%), so 49.96% of the $10,000 withdrawal ($4,996) was taken from it. The S&P 500 with 1-year Term with Participation Rate Strategy value was 50.04% of that total value ($51,012 / $101,934 = 50.04%), so 50.04% of the $10,000 withdrawal ($5,004) was taken from it. Any withdrawal would only be taken from the S&P 500 6-year Term 10% Buffer with Participation Rate Strategy when no amounts remain in Indexed Strategies with a 1-year Term or a 2-year Term.

In this example, you invested $50,000 in the S&P 500 1-year Term with Cap Strategy, $50,000 in the S&P 500 1-year Term with Participation Rate Strategy, and $50,000 in the S&P 500 6-year Term 10% Buffer with Participation Rate Strategy. At the end of the 1-year Term you realized $108,353 from the 1-year Strategies ($10,000 withdrawal plus the Strategy values of $49,232 and $49,120 at the end of the 1-year Term). Had no withdrawal occurred, your 1-year Strategy values at the end of the Term would have totaled $109,051 ($50,000 minus $375 in Daily Charges, plus a 10% increase for the S&P 500 1-year Term with Cap Strategy, and $50,000 minus $375 in Daily Charges, plus 9.75% increase for the S&P 500 1-year Term with Participation Rate Strategy.)

The hypothetical Strategy value for the 1-year Strategies ($109,051) exceeds the amount realized ($108,353) because the portion of the Investment Base withdrawn from each Strategy did not earn the index increase it would have earned if it had been left in the respective Strategy for the entire Term.

At the end of the 6-year Term you realized $54,626 from the 6-year Strategy, which is the same amount you would have realized had no withdrawal occurred, because no amounts were withdrawn from the 6-year Strategy.

In this example, the S&P 500 1-year Term with Cap Strategy performed better than the S&P 500 1-year Term with Participation Rate Strategy because the Upside Participation Rate limited the increase more than the Cap did. The higher Upside Participation Rate for the S&P 500 6-year Term 10% Buffer with Participation Rate Strategy, along with the fact that none of the withdrawal was taken from the 6-year Strategy, led it to a higher Strategy value at the end of a 6-year Term than the other Strategies had at the end of a 1-year Term.

Example B: Withdrawal When Index Falling Steadily

This example assumes:

•

you allocate $50,000 to an S&P 500 1-year Term with Cap Strategy (or $50,000 to an S&P 500 1-year Term with Participation Rate Strategy, either of which has a 50% Downside Participation Rate) and $50,000 to the S&P 500 6-year Term 10% Buffer with Participation Rate Strategy (which has a 10% Buffer);

•	the S&P 500 is 1000 on the Term start date;

•

you request a $10,000 withdrawal on Day 146 when the Daily Value Percentage is -2% for the S&P 500 1-year Term with Cap Strategy and -12% for the S&P 500 6-year Term with Buffer with Participation Rate Strategy;

•	you do not take any other withdrawals during the initial Term;

•

the withdrawal is covered by the Free Withdrawal Allowance and therefore no Early Withdrawal Charges apply (If Early Withdrawal Charges did apply, the amounts realized at the end of the Term would be reduced by both the withdrawal and the amount of the Early Withdrawal Charge); and

•	the S&P 500 is 800 on the 1-year Term end date and the 6-year Term end date.

Please note that the Daily Value Percentage may be more negative than the fall in the Index because the Net Option Price is not equal to the current Index price, and because the Daily Value Percentage calculation subtracts the Amortized Option Cost and Trading Cost from the Net Option Price.

Impact of $10,000 Withdrawal on Day 146 of Term	S&P 500 1-year Term with Cap Strategy	S&P 500 6-year Term Buffer with Participation Rate Strategy
Investment Base at Term Start	$50,000	$50,000
Daily Charges through withdrawal date	$150	$150
Remaining Investment Base	$49,850	$49,850
Daily Value Percentage on Withdrawal Date	-2%	-12%

Dollar Amount of Decrease on Withdrawal Date	$49,850 x - .02 = $997	$49,850 x - .12 = $5,982
Strategy Value before Withdrawal	$49,850 - $997 = $48,853	$49,850 - $5,982 = $43,868
Amount Withdrawn*	$10,000	$0
Withdrawal as Percentage of Strategy Value	$10,000 / $48,853 = 20.47%	$0 / $43,868 = 0%
Proportional Reduction in Investment Base	$49,850 x .2047 = $10,204	$49,850 x .0 = $0
Investment Base after Withdrawal	$49,850 - $10,204 = $39,646	$49,850 - $0 = $49,850
Value at End of Term
Investment Base after Withdrawal	$39,646	$49,850
Daily Charges From Withdrawal Date to Term End	$179	$2,058
Remaining Investment Base	$39,467	$47,792
Index at Term Start	1000	1000
Index at Term End	800	800
Fall in Index	-20%	-20%
Downside Participation Rate	50%	n/a
Buffer	n/a	10%
Decrease as a Percentage	-20% x 50% = -10%	-20% - -10% = -10%
Dollar Amount of Decrease	$39,467 x -.10 = -$3,947	$47,792 x -.10 = -$4,779
Strategy Value at Term End	$39,467 - $3,947 = $35,520	$47,792 - $4,779 = $43,013

*

Note: The withdrawal is taken proportionally from Indexed Strategies having the shortest Term, based on the ratio of that Strategy’s value to the total value of all Indexed Strategies having the shortest Term immediately before the withdrawal. In this example, only one Indexed Strategy had a 1-year Term, so 100% of the $10,000 withdrawal was taken from it. Any withdrawal would only be taken from the S&P 500 6-year Term Buffer with Participation Rate Strategy value when no amounts remain in Indexed Strategies with a 1-year Term or a 2-year Term..

In this example, you invested $50,000 in the S&P 500 1-year Term with Cap Strategy and $50,000 in the S&P 500 6-year Term Buffer with Participation Rate Strategy. At the end of the 1-year Term you realized $45,520 ($10,000 withdrawal plus the S&P 500 1-year Term with Cap Strategy value of $35,520 at the end of the 1-year Term). Had no withdrawal occurred, your Strategy value at the end of the 1-year Term would have totaled $44,663 ($50,000 minus $375 in Daily Charges, minus 10% decrease for the S&P 500 1-year Term with Cap Strategy).

At the end of the 6-year Term you realized $43,013 which is the same amount you would have realized had no withdrawal occurred, because no amounts were withdrawn from the 6-year Strategy.

The amount realized at the end of the 1-year Term for the S&P 500 1-year Term with Cap Strategy ($45,520) exceeds the hypothetical Strategy value at the end of the 1-year Term ($44,663) because the entire $10,000 withdrawal was taken from the 1-year Strategy, and that portion was not subject to the 10% decrease it would have suffered if it had been left in the Strategy for the entire 1-year Term.

The Strategy value for the S&P 500 1-year Term with Cap Strategy at the end of a 1-year term ($35,520) is lower than the S&P 500 6-year Term Buffer with Participation Rate Strategy at the end of a 6-year Term ($43,013), because the entire $10,000 withdrawal was taken from the 1-year Strategy.

If you have any questions about this supplement, please call 1-800-789-6771 or contact your registered representative.

Please retain this supplement for future reference.